Exhibit 99.1

PositiveID Closes Strategic Investment in ENG Mobile Systems for $1.5 Million

ENG Investor has a strong history, government relationships and business development experience

DELRAY BEACH, FL – June 14, 2017 – PositiveID Corporation (“PositiveID” or “Company”) (OTC: PSIDD), a Life Sciences company focused on detection and diagnostics, announced today it has sold a 49% equity interest in its E-N-G Mobile Systems (“ENG”) subsidiary for approximately $1.5 million to Holdings ENG, LLC, an affiliate of East West Resources Corporation (collectively, “EWR”).

Under the terms of the Stock Purchase Agreement (“SPA”) between PositiveID, ENG, and EWR, PositiveID, the parent company and former sole shareholder of ENG, sold 49% of the equity of ENG, to EWR for a total consideration of approximately $1.5 million. The Company also issued an option to purchase an additional 10% of PositiveID’s equity in ENG, as well as an option to purchase approximately 1% of ENG’s equity from ENG. These options, if exercised (the options may not be exercised for at least one year) are priced at that same valuation as EWR’s initial investment. The Company plans to use the proceeds for the retirement of debt, the further development of its Firefly Dx product, and working capital.

EWR, established in 1990, is a Maryland-based venture capital and consulting firm, with a strong track record of success. EWR helps growth-oriented companies capitalize on the business expertise of its staff and an extensive global network of corporate relationships. It has built, operated and sold three large telecommunications companies and assisted in the development of two life sciences companies, one of which went public.

ENG is a specialty vehicle manufacturer with a focus on mobile laboratories. ENG has delivered more than 1,500 specialty vehicles to customers around the world including more than 400 mobile laboratories, 600 broadcast news vehicles, and more than 400 cellular, radio frequency monitoring, infrared and other applications. Since PositiveID’s acquisition of ENG in December 2015, which it acquired for approximately $1 million, ENG’s revenues have grown to $5 million of revenue for 2016.

“This investment by EWR shows the value and promise of ENG now and for the future, as it values the business at approximately three times what we paid for the acquisition only 18 months ago,” stated William J. Caragol, Chairman and CEO of PositiveID. “We are confident that this business will continue to grow, particularly with the vast government and commercial relationships at EWR, and we look forward to working with their skilled team and utilizing their experience to return value to all shareholders.”

PositiveID has provided complete details of the transaction in a Form 8-K filed with the SEC.

About PositiveID Corporation

PositiveID Corporation is a life sciences tools and diagnostics company with an extensive patent portfolio. PositiveID develops biological detection and diagnostics systems, specializing in the development of microfluidic systems for the automated preparation of and performance of biological assays. PositiveID is also a leader in the mobile technology vehicle market, with a focus on the laboratory market and homeland security. For more information on PositiveID, please visit http://www.psidcorp.com, or connect with PositiveID on Twitter, Facebook or LinkedIn.

Statements about PositiveID’s future expectations, including the likelihood that the Company plans to use the proceeds for the retirement of debt, the further development of its Firefly Dx product, and working capital; the likelihood that this investment by EWR shows the value and promise of ENG now and for the future; the likelihood that ENG will continue to grow, particularly with the vast government and commercial relationships at EWR; the likelihood that the Company will utilizing EWR’s experience to return value to all shareholders; constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results. These risks and uncertainties include, without limitation, PositiveID’s ability to raise capital; PositiveID’s and ENG’s ability to work with the team at EWR; PositiveID’s ability to further the development of Firefly Dx; as well as other risks. Additional information about these and other factors that could affect PositiveID’s business is set forth in its various filings with the Securities and Exchange Commission, including those set forth in its 10-K filed on March 31, 2017, and 10-Qs filed on May 15, 2017, November 18, 2016, and August 12, 2016, under the caption “Risk Factors.” PositiveID undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:

PositiveID Corporation

Allison Tomek

(561) 805-8044

atomek@psidcorp.com

Paul Knopick

E & E Communications

940.262.3584

pknopick@eandecommunications.com